 Exhibit 2.2

NEBIUS GROUP N.V.

Amended and Restated Equity Incentive Plan

1.Introduction.
(a)This Amended and Restated Equity Incentive Plan (the “Plan”) of Nebius Group N.V. (the “Company”) is effective as of August 15, 2024 (“Restatement Effective Date”), subject to the approval of the shareholders of the Company.  The Plan is an amendment and restatement of the 2016 Equity Incentive Plan that was effective as of May 26, 2016, and amended as of June 27, 2019 upon approval of the Company’s shareholders. All awards made under the Plan prior to this amendment and restatement shall continue to be governed solely by the terms of the Plan then in effect and the other documents evidencing such awards.
(b)The Plan provides for the grant of options, share appreciation rights, restricted shares, restricted share units and other equity-based awards (the “Awards”) covering shares of the Company and/or one or more of its subsidiaries to persons who provide services to the Company or its subsidiaries.
(c)The Plan serves as the successor to the Company’s Fourth Amended and Restated Equity Incentive Plan (the “Predecessor Plan”), and no further share-based awards shall be or have been made under the Predecessor Plan on or after the date on which the shareholders of the Company approved the Plan. All awards made under the Predecessor Plan shall continue to be governed solely by the terms of the documents evidencing such awards.
(d)Capitalized terms used herein have the meanings given to them in Section 18 (Definitions).
2.Purpose.

The purpose of this Plan is to advance the interests of the Company’s shareholders by enhancing the ability of the Company and its subsidiaries (together, the “Group”) to attract, retain and motivate persons who are expected to make important contributions to the Group and/or to specific subsidiaries of the Company that are functioning as business units of the Group.  This Plan allows the Company to provide such persons with equity ownership opportunities and incentives that are intended to better align the interests of such persons with those of the Company’s shareholders and/or the performance of the Group or its specific business units.

3.Eligibility.
(a)All employees, officers, advisors and consultants of the Group and members of the Board of Directors (the “Board”) of the Company and the board of directors of a subsidiary of the Company (together, the “Eligible Participants”) are eligible to receive Awards under the Plan.  Each person who receives an Award under the Plan is called a “Participant”.  A Participant shall be deemed to be an Eligible Participant with respect to a Participating Subsidiary so long as the Participant remains an employee, officer, member of the board of directors, advisor and/or consultant of such Participating Subsidiary.
(b)Each Eligible Participant shall be eligible to receive one or more Awards covering Class A shares of the Company (the “Company Shares”).  In addition, an Eligible Participant who is an employee, officer, member of the board of directors, advisor and/or consultant of a Participating Subsidiary shall be eligible to receive an Award covering ordinary shares of such Participating Subsidiary.

4.Administration of Plan.

The Plan will be administered by the Board or, if so delegated by resolution of  the Board or if required by applicable law or applicable stock exchange rules, the Compensation Committee (the Board or the Compensation Committee, as the case may be, is referred to herein as the “Administrator”).  The Board shall have the authority to grant Awards, including determining the type and number of Shares and the Purchase Price, Exercise Price or Measurement Price, as applicable, in respect thereof. Either the Board or the Compensation Committee, acting as Administrator shall have the authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it deems advisable.  The Administrator may construe and interpret the terms of the Plan and any Awards granted under the Plan.  The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect.  Either the Board or the Compensation Committee, acting as Administrator may approve the amendment of any Award in accordance with the terms of this Plan and such Award, provided, however, that any amendment that increases the number of Shares under such Award or changes the Purchase Price, Exercise Price or Measurement Price, as applicable, in respect thereof shall require the approval of the Board, subject to Section 15(e)(2).  All decisions by the Administrator shall be made in its sole discretion, and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

5.Number of Shares Available for Awards.
(a)Company Shares.  Subject to the provisions of this Section 5 and to adjustment under Section 14 (Adjustments for Changes in Shares and Certain Other Events), the maximum number of Company Shares which may be issued in the aggregate under the Plan on and after the Restatement Effective Date shall not exceed 30,000,000 Company Shares.  In addition, any Company Shares that remained available for Awards under the Plan as of the Restatement Effective Date, subject to adjustment as provided in Section 14 (Adjustments for Changes in Shares and Certain Other Events) below, may be issued with respect to Awards under this Plan on and after the Restatement Effective Date.
(b)Participating Subsidiary Shares.  Subject to the provisions of this Section 5 and to adjustment under Section 14 (Adjustments for Changes in Shares and Certain Other Events), the maximum number of Participating Subsidiary Shares of any Participating Subsidiary which may be issued in the aggregate under the Plan on and after the Restatement Effective Date shall be determined by the Board but shall in no event exceed twenty percent (20%) of the aggregate number of such Participating Subsidiary Shares issued and outstanding from time to time. In addition, any Participating Subsidiary Shares that remained available for Awards under the Plan as of the Restatement Effective Date, subject to adjustment as provided in Section 14 (Adjustments for Changes in Shares and Certain Other Events) below, may be issued with respect to Awards under this Plan on and after the Restatement Effective Date.
(c)Share Counting.  Shares subject to outstanding Awards granted under the Plan after the Restatement Effective Date shall be available for subsequent issuance under the Plan on and after the Restatement Effective Date to the extent those Awards are forfeited, terminated, surrendered, exchanged, cancelled, or expire for any reason on or after the Restatement Effective Date and prior to the issuance of the underlying Shares.  Unvested Shares issued under the Plan after the Restatement Effective Date and subsequently forfeited to or repurchased by the Group on and after the Restatement Effective Date, at a price per share not greater than the Purchase Price or Exercise Price, as applicable, paid per share, shall be added back to the number of Shares reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent Awards under the Plan on and after the Restatement Effective Date.  Should the Exercise Price of an Option be paid through the withholding of a portion of the otherwise issuable Shares, then the authorized Share reserve shall be reduced by the gross number of Shares for which that Option is exercised.  Upon the exercise of any SAR, the Share reserve shall be reduced by the gross number of Shares for which the SAR is exercised. Shares withheld or surrendered for payment of taxes with respect to Awards shall not be available for re-issuance under the Plan. To the extent any Awards granted on and after the Restatement Effective Date are paid in cash, and not in Shares, any Shares previously subject to such Awards shall again be available for issuance or transfer under the Plan.  For the avoidance of doubt, if Shares are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options, such Shares may not again be made available for issuance under the Plan.

(d)Subject to the provisions of this Section 5 and to adjustment under Section 14 (Adjustments for Changes in Shares and Certain Other Events), the maximum number of Company Shares which may be issued under the Plan on and after the Restatement Effective Date pursuant to Incentive Stock Options shall not exceed 30,000,000 shares.
6.Share Options.
(a)General.  The Board may grant an option to acquire Company Shares or Participating Subsidiary Shares (“Options”).  The Board may determine the type and number of Shares to be covered by each Option (the “Option Shares”) and the exercise price per Share of each Option (the “Exercise Price”), and the Administrator may determine the other conditions and limitations applicable to the exercise of each Option, in each case as it considers necessary or advisable.  Each Option shall be evidenced by a Notice of Option Grant in a form approved by the Administrator (which may be in electronic form) (a “Notice of Grant”).  Each Notice of Grant may contain terms and conditions in addition to, or which modify, those set forth in the Plan.  In no event will dividends or Dividend Equivalents be granted in connection with Options.
(b)Exercise Price.  The Exercise Price per Share of an Option shall not be less than 100% of the Fair Market Value (as defined below) of the Share as of the date of grant; provided that if the Administrator approves the grant of an Option effective as of a future date, the Exercise Price shall not be less than the Fair Market Value as of such future date.
(c)Vesting Schedule.  Each Option shall vest at such time or times, during such period and for such number of Shares as shall be determined by the Administrator.  Unless otherwise provided by the Administrator in a particular Notice of Grant or by Section 11 (Accelerated Vesting), Options shall vest in installments over four (4) years, with four-sixteenths (4/16) of the Option Shares vesting on the last day of the 12th full calendar month following the date of grant, and an additional one-sixteenth (1/16) of the Option Shares vesting on the last day of each third full calendar month thereafter, until all such Option Shares are fully vested and exercisable.  The Option shall only vest on a vesting date if the Participant continues to be an Eligible Participant of the Group on that vesting date; provided, however, that an Option covering Participating Subsidiary Shares shall only vest on a vesting date if the Participant continues to be an Eligible Participant with respect to that Participating Subsidiary on that vesting date. The right of exercise shall be cumulative, so that if the Option is not exercised to the maximum extent possible upon any exercise, it shall continue to be exercisable, in whole or in part, with respect to all vested Shares not so purchased until expiration of the Option term.
(d)Incentive Stock Options.
(1)An Option covering Company Shares that the Administrator intends to be an “incentive stock option” (an “Incentive Stock Option”) as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”), may only be granted to employees of Company or any of its current or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code.
(2)If any employee to whom an Incentive Stock Option is granted is a 10% Shareholder, then (i) the Exercise Price per Share shall not be less than one hundred ten percent (110%) of the Fair Market Value per Company Share on the Option grant date and (ii) the Option term shall not exceed five (5) years measured from the Option grant date.
(3)The aggregate Fair Market Value of the Company Shares (determined as of the respective date or dates of grant) for which one or more Options granted to any employee under the Plan (or any other option plan of the Company or any parent or subsidiary of the Company) may for the first time become exercisable as Incentive Stock Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand U.S. Dollars (U.S.$100,000).  To the extent the employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Stock Options shall be applied on the basis of the order in which such options are granted, except to the extent otherwise provided under applicable law or regulation.

(4)The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option.
7.Share Appreciation Rights.
(a)General.  The Board may grant Awards consisting of share appreciation rights (“SARs”) entitling the holder, upon exercise, to receive a number of Company Shares or Participating Subsidiary Shares determined by reference to the appreciation, from and after the date of grant, in the Fair Market Value of a Company Share or a Participating Subsidiary Share over the Measurement Price established pursuant to Section 7(b).  Such appreciation will be paid in the form of Company Shares or Participating Subsidiary Shares, unless the Administrator determines to pay it in the form of cash or a combination of Company Shares or Participating Subsidiary Shares and cash.  The date as of which such appreciation is determined shall be the date on which the Company receives a duly executed Notice of Exercise (which may be in electronic form) (or, in the case of SARs with respect to Company Shares, if the stock exchange on which the Company Shares are then listed is not open for trading on such day, the last trading day prior to such date).  The Board may determine the number of SARs to be covered by each such Award and the Measurement Price in respect thereof, and the Administrator may determine the other conditions and limitations applicable to the exercise of each such Award, in each case as it considers necessary or advisable.  Each such Award shall be evidenced by a Notice of SAR in a form approved by the Administrator (which may be in electronic form) (a “Notice of SAR”).  Each Notice of SAR may contain terms and conditions in addition to, or which modify, those set forth in the Plan. In no event will dividends or Dividend Equivalents be granted in connection with SARs.
(b)Measurement Price.  The Board shall establish the measurement price of each SAR (the “Measurement Price”) and specify it in the applicable Notice of SAR.  The Measurement Price shall not be less than 100% of the Fair Market Value per Company Share or Participating Subsidiary Share, as applicable, as of the date the SAR is granted; provided that if the Board approves the grant of a SAR effective as of a future date, the Measurement Price shall be not less than 100% of the Fair Market Value per Company Share or Participating Subsidiary Shares, as applicable, as of such future date.
(c)Vesting Schedule.  Unless otherwise provided by the Administrator in a particular Notice of SAR or by Section 11 (Accelerated Vesting), SAR Awards shall vest in installments over four (4) years, with four-sixteenths (4/16) of such SARs vesting on the last day of the 12th full calendar month following the date of grant, and an additional one-sixteenth (1/16) of such SARs vesting on the last day of each third full calendar month thereafter, until all such SARs are fully vested and exercisable.  The SARs shall only vest if the Participant continues to be an Eligible Participant at the time of each vesting date.  The right of exercise shall be cumulative, so that if the SAR Award is not exercised to the maximum extent possible upon any exercise, it shall continue to be exercisable, in whole or in part, with respect to all vested SARs not so exercised.
(d)Exercise of SARs.  SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Administrator (a “Notice of Exercise”), together with any other documents required by the Administrator.
8.Restricted Shares; Restricted Share Units.
(a)General.  The Board may grant Awards entitling recipients to acquire restricted Company Shares or Participating Subsidiary Shares (“Restricted Shares”), subject to forfeiture or the right of the Company or the Participating Subsidiary, as applicable, to repurchase from the recipient all or part of such Restricted Shares at their issue price or other stated or formula price in the event that conditions specified by the Administrator in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Administrator for such Award.  The Board may also grant Awards entitling the recipient to receive Company Shares, Participating Subsidiary Shares or cash, or a combination thereof, to be delivered at the time such Award vests or is exercised (“Restricted Share Units”) (Restricted Shares and Restricted Share Units are each referred to herein as a “Restricted Share Award”).

(b)Terms and Conditions for All Restricted Share Awards.  The Administrator shall determine the terms and conditions of a Restricted Share Award, including the conditions for vesting and repurchase (or forfeiture), and the Board shall determine the issue price thereof.
(c)Additional Provisions Relating to Restricted Shares; Dividends.  Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash, shares or property) declared and paid by the Company with respect to Restricted Shares (“Accrued Dividends”) shall be paid to the Participant only if and when such Restricted Shares become free from the restrictions on transferability and forfeitability that apply to such Shares.  Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to shareholders or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying Restricted Shares.
(d)Additional Provisions Relating to Restricted Share Units.
(1)Settlement.  Upon the vesting of and/or lapsing of any other restrictions and/or satisfaction of any exercise requirements (i.e., settlement) with respect to each Restricted Share Unit, the Participant shall be entitled to receive from the Company one Company Share or one Participating Subsidiary Share, provided that the Administrator may determine instead to settle the Restricted Share Unit in the form of cash equal to the Fair Market Value of the applicable underlying Share or in the form of a combination of Shares subject to the Award and cash, on the vesting or lapse date.  The Administrator may, in its discretion, provide that settlement of Restricted Share Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.
(2)Voting Rights.  A Participant shall have no voting rights with respect to any Restricted Share Units.
(3)Dividend Equivalents.  The Award agreement for Restricted Share Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding Company Shares or Participating Subsidiary Shares, as applicable (“Dividend Equivalents”).  Dividend Equivalents may be credited to an account for the Participant, may be settled in cash and/or Company Shares or Participating Subsidiary Shares, as applicable.  Notwithstanding anything to the contrary herein, Dividend Equivalents granted in connection with Restricted Share Units under the Plan shall vest  and be paid only if and to the extent the underlying Restricted Share Units vest and are paid.
9.Other Equity-Based Awards. The Board may grant Other Equity-Based Awards, which are Awards (other than those described in Sections 6, 7 and 8 of the Plan) that are based on or measured by Company Shares or Participating Subsidiary Shares, to any Participant, on such terms and conditions as the Administrator shall determine (“Other Equity-Based Awards”). Other Equity-Based Awards may be awarded subject to the achievement of performance or other criteria or other conditions and may be payable in cash, Company Shares or Participating Subsidiary Shares, as applicable, or any combination of the foregoing, as the Administrator shall determine. Notwithstanding anything to the contrary herein, any dividends or Dividend Equivalents granted in connection with Other Equity-Based Awards under the Plan shall vest and be paid only if and to the extent the underlying Awards vest and are paid.
10.Exercise of Awards.
(a)Duration of Awards.
(1)Term.  Subject to the terms of the Plan, Options and SARs may be exercised by the Participant within the period of ten (10) years from the date of grant (the “Term of Exercise”), subject to earlier termination upon the Participant’s ceasing to be an Eligible Participant, unless otherwise determined by the Administrator.
(2)Cessation as Eligible Participant.  Except as provided in Section 10(a)(3) and Section 13 (Cancellation of Awards) below or as otherwise determined by the Administrator, upon ceasing to be an Eligible

Participant the Participant will have ninety (90) days to exercise the Option or SAR, as applicable, provided that such Award shall be exercisable only to the extent that the Award was exercisable by the Participant on the date the Participant ceased to be such an Eligible Participant, unless otherwise determined by the Administrator.  Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the Term of Exercise, the Option or SAR shall terminate and cease to be outstanding.
(3)Exercise upon Death or Disability of Participant.  Unless otherwise determined by the Administrator, if a Participant dies or becomes Disabled (as defined below) prior to the expiration of the Term of Exercise for an Award, such Award shall be exercisable within the period of nine (9) months from the date of such death or disability, by the Participant or by the person to whom the Award is transferred by will or laws of descent and distribution, as the case may be; provided that the Award shall be exercisable only to the extent that such Award was exercisable by the Participant on the date of his or her death or disability, unless otherwise determined by the Administrator.
(4)Administrator Discretion. The Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to:
(A)extend the period of time for which the Award is to remain exercisable following the Participant’s ceasing to be an Eligible Participant, becoming disabled or death from the limited exercise period otherwise in effect for that Award to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the expiration of the Term of Exercise;
(B)include an automatic extension provision whereby the specified post-service exercise period in effect for any Award shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-service exercise period during which the exercise of that Award or the immediate sale of the Shares acquired under such Award could not be effected in compliance with applicable securities laws, but in no event shall such an extension result in the continuation of such Award beyond the Term of Exercise of that Award;
(C)permit the Award to be exercised, during the applicable post-service exercise period, not only with respect to the number of vested Shares for which such Award is exercisable at the time of the Participant’s ceasing to be an Eligible Participant or death but also with respect to one or more additional installments in which the Participant would have vested had the Participant continued to be an Eligible Participant; and/or
(D)provide that an Award will continue to vest and remain outstanding following the time that the Participant ceases to be an Eligible Participant.
(b)Exercise Procedure; Issuance of Shares.
(1)Awards may be exercised by delivery to the Company of a written Notice of Exercise by the Participant (or his or her authorized representative), in the form of notice (including electronic notice) approved by the Administrator, together with payment (if any) in full as specified herein for the number of Shares for which the Award is exercised.
(2)Company Shares issuable to the Participant pursuant to exercise of an Award shall be issued by the Company, by way of a written document or notarial deed as required by Dutch law or the Articles of Association of the Company, as soon as practicable following exercise.  Shares of a Participating Subsidiary due upon exercise of an Award covering shares of such Participating Subsidiary shall be (at the election of the Administrator) transferred by the Company or issued by such Participating Subsidiary as soon as practicable following exercise.
(3)The Company (or any Participating Subsidiary) will not be obligated to issue (or transfer, as the case may be) any Shares pursuant to the Plan until (i) all conditions of the applicable Award have been met to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance of such Shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations, and (iv) in the case of an Award in respect of Participating Subsidiary Shares, the Participant has become a party to any shareholders agreement then in effect in respect of such Participating Subsidiary.
(4)All exercises of Awards and issuances or transfers of Shares pursuant thereto shall be subject to any necessary consents of the authorities in The Netherlands, the jurisdiction of the Participating Subsidiary (where applicable) or elsewhere under statutes or regulations then in force and it shall be the responsibility of the Participant to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.
(c)Repurchase Right with respect to Participating Subsidiary Shares.  In the event that (i) a Participant to whom an Option covering Participating Subsidiary Shares has been granted ceases to be an Eligible Participant with respect to such Participating Subsidiary (whether as a result of cessation of service, death or becoming Disabled) and (ii) such Participant exercises his or her Option during the limited period provided by Section 10 to the extent vested on ceasing to be an Eligible Participant, the Company shall have the right, in its sole discretion, to settle or caused to be settled such exercise with a payment in cash or Company Shares (in lieu of Participating Subsidiary Shares). For each vested Participating Subsidiary Share covered by such Option exercise, the Fair Market Value of the Company Shares issued or the cash payment delivered shall be equal to the difference between (x) the Fair Market Value per Participating Subsidiary Share subject to the Option less (y) the Exercise Price payable per Share.
11.Accelerated Vesting.

If a Participant ceases to be an Eligible Participant within nine (9) months following the consummation of a Change of Control of the Company either (a) because of termination by the Participant for Good Reason or (b) because of termination by the Group (or any successor) for any reason other than for Cause, the Award(s) held by such Participant following such Change in Control (including any awards granted in substitution thereof) shall become fully vested and immediately exercisable.

12.Payment Upon Exercise.

Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(a)in cash or wire transfer to the order of the Company;
(b)if the Shares (or depositary shares representing such Shares) are then traded on the Nasdaq Stock Market, the New York Stock Exchange or any other major global stock exchange (an “Internationally Recognized Stock Exchange”), by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the Exercise Price due and any required tax withholding, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the Exercise Price due and any required tax withholding, or
(c)in the case of Options to purchase Company Shares, by having the Company withhold, from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal to the aggregate Exercise Price.
13.Cancellation of Awards.

If (A) the Participant’s relationship with the Group (or a Participating Subsidiary, as the case may be) is terminated for Cause, (B) the Participant’s relationship with the Group (or a Participating Subsidiary, as the case may be) terminates for any reason and the Participant thereafter breaches any applicable non-competition or non-

solicitation restriction or otherwise assists a competitor of the Group (or of a Participating Subsidiary, as the case may be) in any way within one (1) year of such termination or (C) the Participant discloses confidential information about the Group’s (or a Participating Subsidiary’s, as the case may be) business or harms the Group’s (or a Participating Subsidiary’s, as the case may be) reputation or public image by disparagement, then all outstanding Awards of such Participant (to the extent then still outstanding) shall immediately terminate and the Awards shall be cancelled with the Participant having no further rights with respect to the Award.

14.Adjustments for Changes in Shares and Certain Other Events.
(a)Changes in Capitalization.  If there is any change in the number or kind of Shares outstanding by reason of (i) a share dividend, spinoff, recapitalization, share split, reverse share split or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification, or (iv) any other extraordinary or unusual event affecting the outstanding Shares as a class without the Company’s receipt of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spinoff or the payment of an extraordinary dividend or distribution, the maximum number and kind of Shares available for issuance under the Plan, the number and kind of shares covered by outstanding Awards, the number and kind of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Awards shall be equitably adjusted by the Administrator to reflect any increase or decrease in the number of, or change in the kind or value of, the issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  In addition, the Administrator is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, and acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.  In addition, in the event of a Change of Control, the provisions of Section 14(b) and (c) shall apply.  Any adjustments to outstanding Awards shall be consistent with Section 409A or 424 of the Code, to the extent applicable.  The adjustments of Awards under this Section 14(a) shall include adjustment of shares, Exercise Price of Options, Measurement Price of SARs, other Purchase Price of an Award, performance goals or other terms and conditions, as the Administrator deems appropriate.  The Administrator shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Administrator shall be final, binding and conclusive.
(b)Change of Control.
(1)In connection with a Change of Control of the Company, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Shares on such terms as the Board determines:  (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised or unvested Awards will terminate immediately prior to the consummation of such Change of Control unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part, prior to the Change of Control, upon the Change of Control or upon certain terminations of employment or other service following such Change of Control, (iv) in the event of a Change of Control under the terms of which holders of Shares will receive upon consummation thereof a cash payment for each share surrendered in the Change of Control (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of Shares subject to the Participant’s Awards (to the extent the Exercise Price does not exceed the Acquisition Price) over (B) the aggregate Exercise Price or Measurement Price, as the case may be (if any), of all such Awards and any applicable tax withholdings, in exchange for the termination of such Awards with any such cash payment subject to any escrow, holdback, earn-out or similar provision arrangement in the Change of Control to the same extent and in the same manner as such provisions apply to a holder of Shares, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the Exercise Price or Measurement Price thereof (if applicable) and any applicable tax withholdings) and (vi) any combination of the foregoing.  In taking any of the actions permitted under this Section 14(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.
(2)For purposes of clause 13(b)(1) above, an Award (other than a Restricted Share Award) shall be considered assumed if, following consummation of the Change of Control, the Award confers the right to acquire, for each Share subject to the Award immediately prior to the consummation of the Change of Control, the consideration (whether cash, securities or other property) received as a result of the Change of Control by holders of Shares for each Share held immediately prior to the consummation of the Change of Control (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if the consideration received as a result of the Change of Control is not solely shares of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Awards to consist solely of shares of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per Share consideration received by holders of outstanding Shares as a result of the Change of Control.
(c)Consequences of a Change of Control on Restricted Shares.  Upon the occurrence of a Change of Control other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Shares shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Shares were converted into or exchanged for pursuant to such Change of Control in the same manner and to the same extent as they applied to such Restricted Shares; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Shares or any other agreement between a Participant and the Company, either initially or by amendment, to occur, in whole or in part, prior to, upon or upon certain terminations of employment or other service following such Change of Control.  Upon the occurrence of a Change of Control involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Shares or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Shares then outstanding shall automatically be deemed terminated or satisfied.
15.General Provisions Applicable to Awards.
(a)Transferability of Awards and Restrictions on Shares.
(1)Except as the Administrator may otherwise provide in a Notice of Grant or in any other agreement between a Participant and the Company, and other than a transfer pursuant to the Participant’s will or the laws of descent and distribution, the Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise, any Award or any interest therein.
(2)Except as the Administrator may otherwise provide in a Notice of Grant or in any other agreement between a Participant and the Company, Shares acquired upon exercise of an Award may be transferred only (i) if the Shares (or depositary shares representing such Shares) are publicly traded on a recognized international stock exchange and there are no other restrictions on the sale of Shares or (ii) fifty percent (50%) or more of the voting power of the Shares are sold to a third-party buyer in one or a series of related transactions, in which case the Participant shall have the right to participate in such sale pro-rata with the other shareholders of the Company if such third-party buyer elects to offer to purchase such Shares.  Any transfer of Shares pursuant to clause (ii) above shall be executed by way of a notarial deed if so required.  Participating Subsidiary Shares acquired upon exercise of an Award shall be subject to such restrictions on transfer as may be provided in the applicable Notice of Grant or any shareholders agreement then in effect in respect of such Participating Subsidiary.
(3)The Administrator may require that a Participant (or any successor in interest) execute a shareholders agreement, with such terms as the Administrator deems appropriate, with respect to any Shares of a Participating Subsidiary issued to the Participant pursuant to the Plan.

(b)Fractional Shares.  In no event shall fractional shares be issued upon exercise of any Award.  Any fractional entitlement upon an exercise shall be rounded down to the nearest number of whole Shares, and such fractional entitlement shall lapse and shall not be carried forward to any subsequent exercise.
(c)Discretion.  The terms of each Award need not be identical, and the Administrator need not treat Participants uniformly.  The Administrator may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions.
(d)Withholding.  The fiscal and social security consequences (both employer (where applicable) and employee) arising from accepting the grant of an Award or exercising, vesting or delivery of Shares under an Award shall be borne by the Participant.  Where in relation to Awards granted, the Group is liable, or in accordance with current practice is believed to be liable, under any statute or regulation or is otherwise to account to any revenue or other authority for sums in respect of any tax or social security liability of the Participant, then it may impose such conditions upon the exercise of the Award as are necessary to ensure that it is able to meet such liabilities, including if necessary a condition that no exercise, vesting or delivery of Shares under any Award may take place unless the Group has been provided by the Participant with cash funds sufficient to meet any withholding requirement in any jurisdiction.  As an alternative to the Participant providing such cash funds, he or she may enter into arrangements acceptable to the Administrator to secure that such cash funds are available (whether by authorizing the sale of some or all of the Shares underlying such Award on his/her behalf and the payment to the Group of the relevant amount of the proceeds of the sale, or otherwise).
(e)Amendment of Awards.
(1)The Administrator may amend, modify or terminate any Award, including, but not limited to, substituting therefor another Award of the same or a different type, or changing the date of exercise or realization; provided, however, that any amendment that increases the number of Shares under such Award or changes the Purchase Price, Exercise Price or Measurement Price, as applicable, in respect thereof shall require the approval of the Board, subject to Section 15(e)(2).  The Participant’s consent to such action shall be required unless (i) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 14 (Adjustments for Changes in Shares and Certain Other Events) or is otherwise required under applicable law or regulation.
(2)The Board may not amend any Option or SAR granted under the Plan to provide an Exercise Price or Measurement Price (if any) per Share that is lower than the then-current Exercise Price or Measurement Price per Share of such Award without shareholder approval.  The Board may not cancel any outstanding award (whether or not granted under the Plan) and either (i) grant in substitution therefor new Options or SARs under the Plan covering the same or a different number of Shares and having an Exercise Price or Measurement Price per Share lower than the then-current Exercise Price or Measurement Price per Share of the cancelled Award or (ii) pay consideration in lieu thereof in cash or in equity securities of the Company or a Participating Subsidiary without shareholder approval.
16.Forfeiture of Gain.

In the event that a Participant materially breaches the non-competition or non-solicitation provisions of an applicable Award or any other agreement with the Group (or a Participating Subsidiary, as the case may be), the Participant shall pay to the Company, by way of liquidated damages, an amount (in cash or Shares) equal to the Aggregate Gain under the Award.  For purposes hereof, “Aggregate Gain” shall mean the total value received by the Participant under such Award(s), pursuant to one or more exercises thereunder (if applicable), calculated as (x) in the case of Company Shares, the closing price of one Share on the Nasdaq Global Select Market on the date or dates of each exercise or issuance thereunder, less the applicable Exercise Price or Measurement Price (if any), multiplied by the number of Shares acquired, without regard to any subsequent market price decrease or increase, or (y) in the case of Participating Subsidiary Shares, the fair market value of such Shares as determined in good faith by the Board, less the applicable Exercise Price, multiplied by the number of Shares acquired, without regard to any subsequent market price decrease or increase.

17.Definitions.

For purposes of this Plan, the following terms shall have the following definitions:

(a)“Accrued Dividends” shall have the meaning ascribed to the term in Section 8(c).
(b)“Acquisition Price” shall have the meaning ascribed to the term in Section 14(b).
(c)“Administrator” shall have the meaning ascribed to the term in Section 4.
(d)“Aggregate Gain” shall have the meaning ascribed to the term in Section 16.
(e)“Awards” shall have the meaning ascribed to the term in Section 1(b).
(f)“Board” shall have the meaning ascribed to the term in Section 3(a).
(g)“Cause” shall mean (a) an act of fraud, embezzlement or theft by the Participant; (b) intentional wrongful damage by the Participant to the property or business of the Group; (c) intentional wrongful disclosure by the Participant of secret processes or confidential information of the Group; or (d) intentional failure or refusal of the Participant to comply with the conditions of any employment, consulting or advisory agreement with a Group company, unless such failure or refusal to comply is required by applicable law.
(h)“Change of Control” with respect to the Company shall mean (a) the acquisition (other than by the Company and other than through a public offering) by any person, entity or group (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of the beneficial ownership of at least 50% of the voting power of the Company’s then-outstanding voting securities; (b) the approval by the shareholders of the Company of a reorganization, merger or consolidation as a result of which the shareholders of the Company immediately prior to such event do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power of the reorganized, merged or consolidated Company’s then-outstanding voting securities; (c) a liquidation or dissolution of the Company (other than pursuant to the Bankruptcy Act (Faillissementswet)); or (d) the sale of all or substantially all of the assets of the Company.  A sale or other transfer by an existing shareholder of any of the shares in the Company to a person or entity that is part of the same group of which the shareholder is part, or a sale or other transfer by an existing shareholder of any of its shares in the Company to another existing shareholder, shall not constitute a Change of Control.  The Administrator may modify the definition of Change of Control for a particular Award as the Administrator deems necessary or appropriate; provided that any such modification may only narrow the potential transactions that could be deemed a Change of Control for purposes of such Award.
(i)“Clawback Policy” shall have the meaning ascribed to the term in Section 18(g).
(j)“Code” shall have the meaning ascribed to the term in Section 6(d)(1).
(k)“Company” shall have the meaning ascribed to the term in Section 1(a).
(l)“Company Shares” shall have the meaning ascribed to the term in Section 3(b).
(m)“Compensation Committee” shall mean the Compensation Committee of the Board.  The Compensation Committee shall consist of directors who are “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Company Shares are at the time primarily traded.
(n)“Disabled” shall mean having a physical or mental infirmity that impairs the Participant’s ability to perform his or her duties for the Group for a period of one hundred eighty (180) consecutive days, and “date of disability” shall be the earlier of the 180th day of such disability or such date as may be agreed by the Participant and the Administrator.
(o)“Dividend Equivalents” shall have the meaning ascribed to the term in Section 8(d)(3).
(p)“Eligible Participants” shall have the meaning ascribed to the term in Section 3(a).
(q)“Exercise Price” shall have the meaning ascribed to the term in Section 6(a).
(r)“Fair Market Value” per Company Share shall mean (A) at any time when the Company Shares (or depositary shares representing such Shares) are not publicly traded on an internationally recognized stock exchange, the price per Share most recently determined by the Board, in its sole discretion, to be the fair market value thereof, which determination shall be made at least once every six calendar months; and (B) at any time when the Shares (or depositary shares representing such Shares) are publicly traded on an internationally recognized stock exchange, (i) in the case of RSUs, the closing price per Share (as adjusted to account for the ratio of Shares to such depositary shares, if necessary) on the date of such determination; and (ii) in the case of Options and Share Appreciation Rights, the average closing price per Share (as adjusted to account for the ratio of Shares to such depositary shares, if necessary) on the 20 trading days immediately following the date of determination.
(s)“Fair Market Value” per Participating Subsidiary Share shall be determined from time to time by the Board (following consultation with an independent valuation expert).
(t)“Good Reason” shall mean, except to the extent provided otherwise by the Administrator in an applicable Award, the occurrence of any of the following circumstances (unless expressly consented to in writing by the Participant or corrected within thirty (30) days of notice to the Company that the Participant intends to terminate his or her relationship with the Group for Good Reason as a result thereof): (a) a reduction in (i) the Participant’s annual target gross compensation, (ii) the percentage of the Participant’s target compensation that is fixed or (iii) the Participant’s employee benefits as in effect on the date of the Change of Control (but excluding any reduction resulting merely from currency exchange fluctuations); (b) a requirement that the Participant be based full-time at a Group office more than eighty (80) kilometers from the Group office at which the Participant is principally engaged immediately prior to the date of the Change of Control; (c) a material reduction in the position, duties or responsibilities of the Participant as in effect on the date of the Change of Control; or (d) the failure by the Group to pay the Participant any portion of his or her current compensation within seven (7) days of the date such compensation is due or any portion of his or her compensation under any deferred compensation program of the Group within thirty (30) days of the date such compensation is due.
(u)“Group” shall have the meaning ascribed to the term in Section 2.
(v)“Incentive Stock Option” shall have the meaning ascribed to the term in Section 6(d)(1).
(w)“Internationally Recognized Stock Exchange” shall have the meaning ascribed to the term in Section 12(b).
(x)“Measurement Price” shall have the meaning ascribed to the term in Section 7(b).
(y)“Notice of Exercise” shall have the meaning ascribed to the term in Section 7(d).
(z)“Notice of Grant” shall have the meaning ascribed to the term in Section 6(a).
(aa)“Notice of SAR” shall have the meaning ascribed to the term in Section 7(a).
(bb)“Options” shall have the meaning ascribed to the term in Section 6(a).
(cc)“Option Shares” shall have the meaning ascribed to the term in Section 6(a).

(dd)“Other Equity-Based Awards” shall have the meaning ascribed to the term in Section 9.
(ee)“Participant” shall have the meaning ascribed to the term in Section 3(a).
(ff)“Participating Subsidiary” shall mean a direct or indirect subsidiary of the Company whose service providers are eligible to receive Awards under the Plan covering shares of such subsidiary, as determined from time to time by the Board.  At the Restatement Effective Date, the Participating Subsidiary is Avride B.V.,and additional Participating Subsidiaries may be designated by the Board from time to time at the Board’s discretion.
(gg)“Participating Subsidiary Shares” with respect to a Participating Subsidiary shall mean ordinary shares of that Participating Subsidiary.
(hh)“Plan” shall have the meaning ascribed to the term in Section 1(a).
(ii)“Predecessor Plan” shall have the meaning ascribed to the term in Section 1(c).
(jj)“Purchase Price” shall mean the purchase price payable for the Award.
(kk)“Restatement Effective Date” shall have the meaning ascribed to the term in Section 1(a).
(ll)“Restricted Share Award” shall have the meaning ascribed to the term in Section 8(a).
(mm)“Restricted Shares” shall have the meaning ascribed to the term in Section 8(a).
(nn)“Restricted Share Units” shall have the meaning ascribed to the term in Section 8(a).
(oo)“SARs” shall have the meaning ascribed to the term in Section 7(a).
(pp)“Shares” shall mean a Company Share or a Participating Subsidiary Share, as applicable.
(qq)“10% Shareholder” shall mean the owner of share (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company (or any parent or subsidiary).
(rr)“Term of Exercise” shall have the meaning ascribed to the term in Section 10(a)(1).
18.Miscellaneous.
(a)No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Group or any Participating Subsidiary, as the case may be.  The Company expressly reserves its right (or the right of a Participating Subsidiary) at any time to dismiss or otherwise terminate its (or such Participating Subsidiary’s) relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.  For the avoidance of doubt, in the event that the employment of any Eligible Participant is transferred from one Group company to another Group company, such transfer shall not affect such employee’s status as an Eligible Participant hereunder, and the vesting of any Award shall be unaffected by such transfer; provided, however, that if an Eligible Participant is transferred from a Participating Subsidiary to another Group company, he or she shall cease to be an Eligible Participant in respect of such Participating Subsidiary.
(b)No Rights As Shareholder.  Subject to the provisions of the applicable Award, no Participant or designated beneficiary of a Participant shall have any rights as a shareholder with respect to any Shares to be distributed with respect to an Award until becoming the record holder of such Shares.

(c)Suspension of Vesting During Leave.  Except to the extent otherwise required by applicable law, in the event that a Participant who is a Group employee takes sick leave, parental leave or unpaid leave from employment with the Group for more than 90 consecutive days (and does not perform work during such period), the vesting of such Participant’s Award(s) hereunder shall be suspended during the period of such leave, and shall recommence when such Eligible Participant resumes active employment with the Group.  The Administrator shall have sole discretion to determine the measurement of any such period.
(d)Term of Plan.
(1)The Plan was originally adopted on May 26, 2016 and amended on June 27, 2019.  The Plan is hereby amended and restated on the Restatement Effective Date.  No Award shall be granted under the Plan after August 15, 2034, but Awards previously granted may extend beyond that date and be governed by the provisions of the Plan.
(2)Prior to August 15, 2034, the Board may at any time resolve to terminate the Plan and that no further Awards will be granted under the Plan, but Awards previously granted may extend beyond that date and be governed by the provisions of the Plan.
(e)Amendment of Plan.  Subject to any shareholder approval requirements under the rules of any stock exchange that are applicable to the Company at any time or applicable laws or regulations, the Board may amend or suspend the Plan or any portion thereof at any time.  Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 18(e) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan.
(f)Authorization of Sub-Plans.  The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities or tax laws of various jurisdictions.  The Board shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Board’s or the Compensation Committee’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable.  All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.
(g)Company Policies and Clawback Rights.  All Awards under the Plan shall be subject to any applicable share trading policies and other policies that may be approved or implemented by the Board or the Compensation Committee from time to time, whether or not approved before or after the Restatement Effective Date.  All Awards and amounts payable under the Plan are additionally subject to the terms of any applicable clawback policies approved by the Board or Compensation Committee, as in effect from time to time (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange), whether approved before or after the date of grant of an Award (as applicable, a “Clawback Policy”).  Further, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all amounts payable under the Plan are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company or Participating Subsidiary under the terms of any applicable Clawback Policy.  In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company or Participating Subsidiary, as applicable, shall be entitled to recover from the Participant the amount specified under the Clawback Policy to be clawed back, recouped or forfeited (which amount, as applicable, shall be deemed an advance that remained subject to the Participant satisfying all eligibility conditions for earning the amounts deferred, accrued, or credited under this Plan).
(h)Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of The Netherlands, without giving effect to the conflicts of law principles thereof.

(i)Disputes.  All disputes arising in connection with the provisions of this Plan shall be settled in accordance with the arbitration rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut).  The arbitral tribunal shall be composed of three (3) arbitrators.  The place of arbitration shall be Amsterdam, The Netherlands.  The arbitral proceedings shall be conducted in the English language.  The arbitral tribunal shall decide according to the rules of law.

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